Exhibit 10.1

LIMESTONE BANCORP, INC.
2500 Eastpoint Parkway, Suite 103
Louisville, Kentucky 40223

 June 25, 2018

Dear [Shareholder]:

By this letter, Limestone Bancorp, Inc. (the “Company”) is offering to purchase (the “Offer”) all of your issued and outstanding shares of the Company’s Non-Voting Non-Cumulative Perpetual Preferred Shares, Series E (“Series E Preferred”) and the Company’s Non-Voting Non-Cumulative Perpetual Preferred Shares, Series F (“Series F Preferred”), at a price of $564.70 per share of Series E Preferred and $1.00 per share of Series F Preferred.  Currently, 6,198 shares of Series E Preferred are outstanding and 4,304 shares of Series F Preferred are outstanding.

The purchase price for the Series E Preferred and Series F Preferred has been determined by a special committee of our Board of Directors after consultation with the Company’s independent financial advisor. The Board of Directors makes no representation concerning the value of the shares of Series E Preferred and Series F Preferred or the fairness of the Offer and you are encouraged to consult your own personal business, investment, legal, tax and accounting advisors regarding the Offer.

The Offer accommodates those shareholders who wish to have an opportunity to sell their shares of Series E Preferred and Series F Preferred if, in their personal judgment, it is prudent to do so.  While the Offer, if accepted unanimously, will allow the Company to retire all of its outstanding preferred stock, and simplify its capital structure, neither the Company nor the Board of Directors is recommending or requesting that any shareholder accept or decline the Offer.

Four directors of the corporation (and their affiliates) own 75.6% of the issued and outstanding shares of Series E Preferred and 44.2% of the issued and outstanding shares of Series F Preferred.  Each of the four directors has indicated his intention to sell his (and his affiliates’) shares of Series E Preferred and Series F Preferred.

If you are interested in participating in the Offer, please sign below where indicated and return to the Company a signed copy of this letter, your stock certificates for Series E Preferred and Series F Preferred, together with duly executed blank stock powers in the form attached to this letter. We must receive this documentation by the Expiration Time set out below. To participate in the Offer, you must sell all of your shares of Series E Preferred and Series F Preferred.  We will not accept tenders of only a portion of your shares.

The Offer will expire at 5:00 p.m. EDT on Monday, July 27, 2018 (the "Expiration Time"), unless extended.  We will mail payment for shares accepted upon receipt of properly executed documents and return of certificates as soon as practical and no later than July 31, 2018.

Please contact me or Phil Barnhouse at (502) 499-4773 if you should have any questions regarding the Offer.

Sincerely,

LIMESTONE BANCORP, INC.

John T. Taylor, President and CEO

The undersigned hereby accepts the Offer to purchase the undersigned’s shares of Series E Preferred and Series F Preferred and tenders the stock certificates for such shares indicated below:

Shareholder’s Name: _________________________________

Signature: __________________________________________

Date: ______________________________________________

Series E Preferred:

Series F Preferred:

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